Exhibit 41

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. THE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144 UNDER THE SECURITIES ACT, IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(a)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4(a)(1) AND A HALF SALE.” NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF ARE ENTITLED TO THE BENEFITS OF A REGISTRATION RIGHTS AGREEMENT DATED AS OF FEBRUARY 14, 2024, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING SECURITIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE COMPANY.

Warrant to Purchase

41,752,640 shares	Warrant Number 2024-1

Warrant to Purchase Common Stock

of

SUNPOWER CORPORATION

THIS CERTIFIES that Sol Holding, LLC or any transferee, assignee or other subsequent holder hereof (“Holder”) has the right to purchase from SunPower Corporation, a Delaware corporation (the “Company”), 41,752,640 fully paid and nonassessable shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), subject to adjustment as provided herein, at a price equal to the Exercise Price as defined in Section 3 below, at any time during the Term (as defined below).

The Holder agrees with the Company that this Warrant to Purchase Common Stock of the Company (this “Warrant” or this “Agreement”) is issued and all rights hereunder shall be held subject to all of the conditions, limitations and provisions set forth herein.

1.            Date of Issuance and Term.

This Warrant shall be deemed to be issued on February 14, 2024 (“Date of Issuance”). The term of this Warrant begins on the Date of Issuance and ends at 5:00 p.m., New York City time, on the date that is 10 years after the Date of Issuance (the “Term”). This Warrant was issued in conjunction with that certain Second Lien Credit Agreement, by and among the Company, certain subsidiaries of the Company party thereto as guarantors, the Lender (as defined in the Credit Agreement), GLAS USA LLC, as administrative agent, and GLAS Americas, LLC, as collateral agent (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Credit Agreement”), and the Registration Rights Agreement (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Registration Rights Agreement”) by and between the Company and the Holder, each dated as of February 14, 2024.

For purposes hereof:

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “Securities Act”). With respect to the Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Black-Scholes Value” means the Black-Scholes Value of this Warrant or applicable portion thereof as determined by use of the Black-Scholes Option Pricing Model using the criteria set forth on Schedule 1 hereto.

“Business Day” means any day, other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

“Cashless Default Exercise” means an exercise of this Warrant as a “Cashless Default Exercise” in accordance with Sections 3(c) and 11(b) hereof.

“Commission” means the U.S. Securities and Exchange Commission.

“Definitive Information Statement” means the definitive information statement incorporating any Commission comments to the Preliminary Information Statement.

“Derivative Security” means any right, option, warrant or other security convertible into or exercisable for Common Stock.

“Eligible Market” means the New York Stock Exchange (“NYSE”), the NYSE Arca, the NYSE American, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market (“NASDAQ GS” and, collectively with the NASDAQ Capital Market and the NASDAQ Global Market, “NASDAQ”), or, in each case, any successor thereto.

“Enterprise Value” means, as of any date of determination, (i) the product of (x) the number of issued and outstanding shares of Common Stock on such date, multiplied by (y) the per share closing price of the Common Stock on the NASDAQ, or, if that is not the principal trading market for the Common Stock, such Eligible Market on which the Common Stock is traded or listed on such date, plus (ii) the amount of the Company’s debt, as shown on the latest financial statements included in any periodic or current report filed with the Commission prior to such date (the “Current Financial Statements”), less (iii) the amount of cash and cash equivalents of the Company, as shown on the Current Financial Statements.

“Excluded Issuance” means the issuance by the Company (and subsequent vesting, as applicable) after the Date of Issuance of any (a) shares of Common Stock issued upon the exercise of the Warrant or the Second Tranche Warrants (if issued), (b) stock options issued to employees, consultants or non-employee directors in their capacity as such pursuant to any Equity Incentive Plan, so long as the exercise price in respect of any such options is not less than the Market Price of the Company’s Common Stock as of the date such option is granted, (c) shares of Common Stock issued upon the conversion or exercise of stock options, or (d) restricted stock units or restricted shares issued to employees, consultants or non-employee directors pursuant to any Equity Incentive Plan.

“Equity Incentive Plan” means any compensation, severance or incentive plan for officers, employees, consultants or directors of the Company in their capacity as such.

“Equity Securities” means Common Stock and any Derivative Security of Common Stock.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the board of directors of the Company, acting in good faith. If the Holder objects in writing to the board of directors’ calculation of Fair Market Value within 10 days of receipt of written notice thereof, then the valuation dispute resolution procedure set forth in Section 3(d) hereof shall be invoked to determine Fair Market Value.

“Fully Diluted Basis” means the fully diluted Common Stock and equivalents of the Company calculated of the date of such determination in accordance with GAAP.

“Holder” has the meaning set forth in the preamble to this Warrant.

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted, listed or traded on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of a Successor Entity Transaction.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

“Preliminary Information Statement” means the preliminary information statement prepared by the Company pursuant to Section 15, in a form reasonably satisfactory to the Holder.

“Standard Settlement Period” means the standard settlement period for equity trades effected by U.S. broker-dealers, expressed in a number of Trading Days, as in effect on the applicable date.

“Successor Entity” means (i) any Person acquiring the Company’s assets or Common Stock in a Successor Entity Transaction, if the common stock or equivalent equity security of such Person or successor entity is quoted, listed or traded on an Eligible Market or (ii) any Parent Entity of such Person or successor entity, or any corporation (or similar entity that otherwise becomes a new Parent Entity of the Company as a result of a Successor Entity Transaction); provided, that in the case of a Successor Entity Transaction as to which both of the foregoing clauses (i) and (ii) apply, the Successor Entity shall be the Person (or successor entity) or Parent Entity with the largest public market capitalization as of the date of consummation of the Successor Entity Transaction.

“Trading Day” means any day on which the Common Stock is traded for any period on NASDAQ, or on the principal United States securities exchange or market on which the Common Stock is then being traded; provided, however, that during any period in which the Common Stock is not listed or quoted on NASDAQ, or any other United States securities exchange or market, the term “Trading Day” shall mean any Business Day.

2.            Exercise.

(a)            Manner of Exercise. During the Term , and subject to the requirements set forth in Sections 14 and 15 herein, this Warrant may be Exercised as to all or any lesser number of whole shares of Common Stock covered hereby (the “Exercise Shares”) at the Holder’s election by the Holder delivering to the Company (by electronic mail in accordance with Section 20 below) the Exercise Form attached hereto as Exhibit A (the “Exercise Form”) duly completed and executed, and, if applicable, the full Exercise Price (as defined below), which may be satisfied by a Cash Exercise or a Cashless Exercise (as each is defined below), for each share of Common Stock as to which this Warrant is exercised (any such exercise of the Warrant being hereinafter called an “Exercise” of this Warrant). Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder, nor shall any ink-original signature or medallion guarantee (or other type of guarantee or notarization) with respect to any Exercise Form be required.

(b)            Date of Exercise. The “Date of Exercise” of the Warrant shall be defined as the date that the Exercise Form attached hereto as Exhibit A, completed and executed, is delivered to the Company in accordance with Section 2(a). Upon delivery of the Exercise Form to the Company in accordance with Section 2(a), the Holder shall be deemed for all corporate purposes to have become the holder of record of the Exercise Shares with respect to which this Warrant has been Exercised, irrespective of the date such Exercise Shares are credited to the Holder’s or its designee’s Depository Trust Company (“DTC”) account or the date of delivery of the certificates evidencing such Exercise Shares, as the case may be. In the case of a Cash Exercise of this Warrant, within the earlier of (i) two Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following the date of Exercise as aforesaid, the Holder shall deliver to the Company the aggregate Exercise Price for the shares specified in the applicable Exercise Form by wire transfer or cashier’s check drawn on a United States bank. The Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Exercise Shares available hereunder and the Warrant has been exercised in full, in which case the Holder shall surrender this Warrant to the Company for cancellation within three Trading Days following the date the final Exercise Form is delivered to the Company. Execution and delivery of an Exercise Form with respect to a partial Exercise shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Exercise Shares. The Holder and the Company shall maintain records showing the number of Exercise Shares purchased and the remaining number of Exercise Shares. The Holder and any assignee of the Holder, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Exercise Shares hereunder, the number of Exercise Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(c)            Delivery of Common Stock Upon Exercise. Within the earlier of (x) two Trading Days and (y) the number of Trading Days comprising the Standard Settlement Period after any Date of Exercise, or in the case of a Cashless Default Exercise (as defined in Section 5(e) below), within the period provided in Section 3(c), as applicable (but, in the case of a Cash Exercise, within two Trading Days following the Company’s receipt of the full Exercise Price, if later) (the “Delivery Period”), the Company shall issue and deliver (or cause its transfer agent (the “Transfer Agent”) to issue and deliver) in accordance with the terms hereof to, or upon the order of, the Holder the Exercise Shares. Upon the Exercise of this Warrant or any part hereof, the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering an opinion of counsel, if applicable, to assure that the Transfer Agent shall transmit to the Holder in accordance with this Section 2(c) the number of shares of Common Stock issuable upon such Exercise. The Company warrants that no instructions other than these instructions have been or will be given to the Transfer Agent and that, unless waived by the Holder, this Warrant and the Exercise Shares will be free-trading and freely transferable, if any of the Unrestricted Conditions (as defined below) are met.

(d)            Delivery Failure. In addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect delivery of the applicable Exercise Shares by the end of the Delivery Period (a “Delivery Failure”), the Holder will be entitled to revoke all or part of the relevant Exercise by delivery of a notice to such effect to the Company, whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation, except that the liquidated damages described herein shall be payable through the date such notice of revocation is given to the Company.

(e)            Legends.

(i)            Restrictive Legend. The Holder understands that, until such time as this Warrant, the Exercise Shares and the Failure Payment Shares (as defined below) have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 or an exemption from registration under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, this Warrant, the Exercise Shares and the Failure Payment Shares, as applicable, may bear a restrictive legend in substantially the following form (and a stop-transfer order consistent therewith may be placed against transfer of such shares):

“THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144 UNDER THE SECURITIES ACT, IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(a)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4(a)(1) AND A HALF SALE.” NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

“THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF ARE ENTITLED TO THE BENEFITS OF A REGISTRATION RIGHTS AGREEMENT DATED AS OF FEBRUARY 14, 2024, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING SECURITIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE COMPANY.”

(ii)            Removal of Restrictive Legends. This Warrant and the Exercise Shares and the Failure Payment Shares, as applicable, shall not contain or be subject to (and the Holder shall be entitled to removal of) any legend restricting the transfer thereof (including the legend set forth above in subsection 2(e)(i)) and shall not be subject to any stop-transfer instructions: (A) while a registration statement (including a Registration Statement, as defined in the Registration Rights Agreement) covering the sale or resale of such security is effective under the Securities Act, or (B) upon request by the Holder, following any sale of such Warrant, Exercise Shares and/or Failure Payment Shares pursuant to Rule 144 as set forth in customary non-affiliate certifications provided by the Holder or (C) if such Warrant, Exercise Shares and/or Failure Payment Shares are eligible for sale under Rule 144(b)(1), or (D) at any time on or after the date hereof that the Holder certifies in writing to the Company that (1) it is not an “affiliate” of the Company (as such term is used under Rule 144 pursuant to the Securities Act) and (2) the Holder’s holding period for purposes of Rule 144 and subsection (d)(3)(iii) thereof with respect to such Warrant, Exercise Shares and/or Failure Payment Shares has been at least six months, or (E) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) (collectively, the “Unrestricted Conditions”). The Company shall cause its counsel to deliver a legal opinion to the Transfer Agent promptly after the Effective Date (as defined below), or at such other time as any of the Unrestricted Conditions have been met, if required by the Transfer Agent to effect the issuance of this Warrant or the applicable Exercise Shares or the Failure Payment Shares, as applicable, without a restrictive legend or removal of the legend hereunder to the extent required or requested as set forth in the immediately following two sentences. If any of the Unrestricted Conditions are met at the time of issuance of this Warrant, the Exercise Shares or the Failure Payment Shares, then the Company shall instruct the Transfer Agent to issue such Warrant, Exercise Shares or Failure Payment Shares, as applicable, free of all legends and stop-transfer instructions. The Company agrees that, following the Effective Date or at such time as any of the Unrestricted Conditions are met or such legend is otherwise no longer required under this Section 2(e), it will, no later than the earlier of (x) two Trading Days and (y) the number of Trading Days comprising the Standard Settlement Period following the delivery (the “Unlegended Shares Delivery Deadline”) by the Holder to the Company or the Transfer Agent of this Warrant and/or the Exercise Shares and/or the Failure Payment Shares, as applicable, issued with a restrictive legend (such earlier Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to the Holder this Warrant and/or the Exercise Shares and/or the Failure Payment Shares free from all restrictive and other legends (or similar notations). For purposes hereof, “Effective Date” shall mean the date that the first Registration Statement covering the Exercise Shares that the Company is required to file pursuant to the Registration Rights Agreement has been declared effective by the SEC.

(iii)            Sale of Unlegended Shares. The Holder agrees that the removal of the restrictive legend from this Warrant and any shares of Common Stock issuable upon Exercise of this Warrant as set forth in this Section 2(e) above is predicated upon the Company’s reliance that the Holder will sell this Warrant or any Exercise Shares and/or any Failure Payment Shares, as applicable, pursuant to either the registration requirements of the Securities Act, or an exemption therefrom, and that if such securities are sold pursuant to a Registration Statement and applicable state securities laws, they will be sold in compliance with the plan of distribution set forth therein.

(f)            Cancellation of Warrant. This Warrant shall be canceled upon the full Exercise of this Warrant. If this Warrant is not Exercised in full, then as soon as practical after the Date of Exercise, the Holder shall be entitled to receive a new Warrant (containing terms identical to this Warrant) representing the unexercised portion of this Warrant (in addition to the shares of Common Stock issuable upon such Exercise); provided, however, as set forth in Section 2(b), the Holder shall not be required to physically surrender this Warrant if the Warrant is not Exercised in full.

(g)            Holder of Record. Each person in whose name any Warrant for shares of Common Stock is issued shall, for all purposes, be deemed to be the Holder of record of such shares on the Date of Exercise, irrespective of the date of delivery of the Common Stock purchased upon the Exercise of this Warrant.

(h)            Delivery of Electronic Shares. In lieu of delivering physical certificates representing the Exercise Shares or legend removal, or representing Failure Payment Shares, upon written request of the Holder, the Company shall cause its Transfer Agent to electronically transmit Exercise Shares to the Holder by crediting the account of the Holder’s prime broker with DTC through its Deposit/Withdrawal at Custodian (DWAC) system. The time periods for delivery and penalties described herein shall apply to the electronic transmittals described herein. Any delivery not effected by electronic transmission shall be effected by delivery of physical certificates.

(i)            Buy-In. In addition to any other rights or remedies available to the Holder hereunder or otherwise at law or in equity, if the Company fails to cause its Transfer Agent to deliver to the Holder the Exercise Shares pursuant to an Exercise on or before the last day of the Delivery Period, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder or Holder’s brokerage firm otherwise purchases shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Exercise Shares that the Holder was entitled to receive upon such Exercise (a “Buy-In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Exercise Shares that the Company was required to deliver to the Holder in connection with the Exercise at issue, times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Exercise Shares for which such Exercise was not honored (and refund the Exercise Price therefor, to the extent paid by the Holder, and/or reinstate the principal amount of any indebtedness used to satisfy the applicable Exercise Price), or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its Exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted Exercise to cover the sale of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver the shares of Common Stock upon Exercise of the Warrant as required pursuant to the terms hereof.

(i)            HSR Submissions. If the Holder determines that, in connection with the exercise of this Warrant, it and the Company are required to file Premerger Notification Reports with the Federal Trade Commission (the “FTC”) and the United States Department of Justice (“DOJ”) and observe the Waiting Period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the related rules and regulations promulgated thereunder (collectively, the “HSR Act”), the Company agrees to (i) cooperate with the Holder in the Holder’s preparing and making such submission and any responses to inquiries of the FTC and DOJ; and (ii) prepare and make any submission required to be filed by the Company under the HSR Act and respond to inquiries of the FTC and DOJ in connection therewith. For the avoidance of doubt, the Holder shall bear all of its other costs and expenses in connection with such submission, including any of its attorneys’ fees associated therewith.

(j)            Taxes. The Company shall be responsible for paying all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from the execution or delivery of, or the Company’s performance of this Agreement; provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer and the issuance and delivery of any shares of Common Stock in a name other than that of the Holder.

3.            Payment of Warrant Exercise Price for Cash Exercise or Cashless Exercise; Cashless Default Exercise.

(a)            Exercise Price. The exercise price shall initially equal $0.01 per share, subject to adjustment pursuant to the terms hereof (as so adjusted, the “Exercise Price”), including but not limited to Section 5 below.

Payment of the Exercise Price may be made by any of the following, or a combination thereof, at the election of the Holder:

(i)            Cash Exercise: The Holder may pay all or any portion of the Exercise Price in cash, bank or cashier’s check, wire transfer (a “Cash Exercise”); or

(ii)            Cashless Exercise: In lieu of paying all or any portion of the Exercise Price in cash, the Holder, at its option, may exercise this Warrant (in whole or in part) on a cashless basis by making appropriate notation on the applicable Exercise Form in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula (a “Cashless Exercise”):

X = Y [(A-B)/A]

where:	X = the number of shares of Common Stock to be issued to the Holder.

Y = the number of shares of Common Stock for which this Warrant is being Exercised.

A = the Market Price of one share of Common Stock (for purposes of this Section 3(a)(ii)), where “Market Price,” as of any date, means the arithmetic average of the VWAP (as defined below) of the Company’s Common Stock on each of the ten (10) consecutive Trading Days immediately preceding the Date of Exercise, or other date in question, as applicable.

B = the Exercise Price.

As used herein, the “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (i) if the Common Stock is then listed or quoted on NASDAQ, the daily volume weighted average sale price of the Common Stock for such date (or the nearest preceding date) on NASDAQ as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by the Holder and the Company (“Bloomberg”), or, if no volume weighted average sale price is reported for the Common Stock, then the last closing trade price of the Common Stock reported by Bloomberg, or, if no last closing trade price is reported for the Common Stock by Bloomberg, the average of the bid prices of any market makers for the Common Stock on NASDAQ, (ii) if the Common Stock is then listed or quoted for trading and NASDAQ is not the principal trading market for the Common Stock, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the principal securities exchange or securities market where the Common stock is listed or traded as reported by Bloomberg or, if no volume weighted average sale price is reported for the Common Stock, then the last closing trade price of the Common Stock reported by Bloomberg, or, if no last closing trade price is reported for the Common Stock by Bloomberg, the average of the bid prices of any market makers for the Common Stock on such securities market, as applicable, (iii) if the Common Stock is not then listed or quoted for trading on NASDAQ or another national securities exchange or other securities market and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (iv) in all other cases, the Fair Market Value of a share of Common Stock. In the event that a Stock Event (as defined below) is consummated during any period for which the VWAP is to be determined, the VWAP for all Trading Days during such period prior to the effectiveness of the Stock Event shall be appropriately adjusted to reflect such Stock Event.

For purposes of Rule 144 and subsection (d)(3)(ii) thereof, it is intended, understood and acknowledged that the shares of Common Stock issuable upon Exercise of this Warrant in a Cashless Exercise shall be deemed to have been acquired, and the holding period thereof shall be deemed to have commenced, at the time this Warrant was issued. As provided in Section 2(b), the Holder shall only be required to physically surrender this Warrant in the event that the Holder is exercising this Warrant in full.

(b)            Cashless Default Exercise. To the extent the Holder exercises this Warrant as a Cashless Default Exercise pursuant to Section 11(b)(i) below, the Holder shall send to the Company (in any manner permitted under Section 2(a)) the Exercise Form indicating that the Holder is exercising this Warrant pursuant to a Cashless Default Exercise, in which event the Company shall issue to the Holder, within five Trading Days of the applicable Default Notice, a number of shares of Common Stock (which shares shall be valued at the average of the VWAP on each of the five consecutive Trading Days immediately prior to the date of the applicable Default Notice) equal to the greater of (A) the Black-Scholes Value of the remaining unexercised portion of this Warrant (or such portion thereof subject to such exercise) as of the date of such Default Notice, and (B) the Black-Scholes Value of the remaining unexercised portion of this Warrant (or such portion thereof subject to such exercise) on the Trading Day immediately preceding the date that the Exercise Shares in respect of such Cashless Default Exercise are issued to the Holder. As provided in Section 2(b), the Holder shall be permitted to make successive Cashless Default Exercises and send successive Exercise Forms in respect of a Cashless Default Exercise, from time to time at any time from and after the date of the applicable Default Notice through the remainder of the Term.

(c)            Dispute Resolution. In the case of a dispute as to the determination of the closing price or the VWAP of the Company’s Common Stock or the arithmetic calculation of the Exercise Price, Market Price, or any determination of Fair Market Value, the Company shall submit the disputed determinations or arithmetic calculations via electronic mail within two Trading Days of receipt, or deemed receipt, of the Exercise Form or notice of Fair Market Value, or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within two Trading Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two Trading Days, submit via electronic mail (i) the disputed determination of the closing price or the VWAP of the Company’s Common Stock to an independent, reputable investment bank selected by the Company and approved by the Holder, which approval shall not be unreasonably withheld, or (ii) the disputed arithmetic calculation of the Exercise Price or Market Price to the Company’s independent, outside registered public accountants. The Company shall use its reasonable best efforts to cause the investment bank or the accountants, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five Trading Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountants’ determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error, and the Company and Holder shall each pay one half of the fees and costs of such investment banker or accountant. Notwithstanding the existence of a dispute contemplated by this paragraph, if requested by the Holder, the Company shall issue to the Holder the Exercise Shares, if any, that are not in dispute in accordance with the terms hereof.

4.            Transfer and Registration.

(a)            Transfer Rights. Subject to the provisions of Section 8, this Warrant may be transferred on the books of the Company, in whole or in part, upon surrender of this Warrant properly completed and endorsed. Subject to the provisions of Section 8, this Warrant shall be canceled upon such surrender and, as soon as practicable thereafter, the person to whom such transfer is made shall be entitled to receive a new Warrant or Warrants as to the portion of this Warrant transferred, and the Holder shall be entitled to receive a new Warrant as to the portion hereof retained, if any.

(b)            Registrable Securities. The Common Stock issuable upon Exercise of this Warrant entitles the Holder (and applicable assignees or transferees of this Warrant and/or shares of Common Stock issuable upon Exercise of this Warrant) to registration and other rights in respect of the shares of Common Stock issuable upon Exercise of this Warrant pursuant to the Registration Rights Agreement.

5.            Adjustments Upon Certain Events.

(a)            Participation. The Holder, as the holder of this Warrant, shall be entitled to receive such dividends paid and distributions of any kind made to the holders of Common Stock of the Company to the same extent as if the Holder had Exercised this Warrant into Common Stock (without regard to any limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any such exercise and issuance) and had held such shares of Common Stock on the record date for such dividends and distributions (or, if there is no record date therefor, on the date of such dividend or distribution). Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(b)            Recapitalization or Reclassification. If the Company shall at any time effect any subdivision of outstanding Common Stock (by any stock split, stock dividend, recapitalization or otherwise), combination of outstanding Common Stock (by consolidation, combination, reverse stock split or otherwise), reclassification or other similar transaction of such character that shares of Common Stock shall be changed into or become exchangeable for a larger or smaller number of shares (a “Stock Event”), then upon the effective date thereof, the number of shares of Common Stock which the Holder shall be entitled to purchase upon Exercise of this Warrant shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of Common Stock by reason of such Stock Event, and the Exercise Price shall be, in the case of an increase in the number of shares, proportionally decreased or, in the case of decrease in the number of shares, proportionally increased. The Company shall give the Holder the same notice it provides to holders of Common Stock of any transaction described in this Section 5(b).

(c)            Taxable Distributions. In the event that the Company shall fix a payment date for the making of a dividend or distribution to all holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities (other than Common Stock, options or convertible securities), property or options by way of a dividend (including a cash dividend), spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction), at any time after the issuance of the Warrant, then, to the extent the Holder is treated as receiving a deemed distribution under Section 305(c) of the United States Internal Revenue Code of 1986, as amended (the “Code”) that is treated as a taxable distribution of property under Section 301 of the Code, the Company shall distribute to the Holder an amount sufficient to allow the Holder to satisfy their tax liability attributable to such deemed distribution.

(d)            Other One-Time Adjustments; Treatment of Derivative Securities; Treatment of Expired or Terminated Equity Securities.

(i)            In the event the Company shall at any time or from time to time after the Date of Issuance issue, or in accordance with Section 5(d)(ii) is deemed to have issued, shares of Common Stock or equivalents (a “Reduced Price Issuance”), other than in an Excluded Issuance, at a price (such price, the “Reduced Price”) that is less than 92.5% of the 10-day VWAP of the Company’s Common Stock (determined as of the date of the first public announcement of the Reduced Price Issuance, or if there is no public announcement of the Reduced Price Issuance prior to entering into a definitive agreement with respect to such Reduced Price issuance, the date of a binding agreement regarding the Reduced Price Issuance (the “Measurement Date”)), then the number of shares of Common Stock that the Holder shall be entitled to purchase upon Exercise of this Warrant after such Reduced Price Issuance shall be determined in accordance with the following formula:

where:

W’	=	the adjusted Number Issuable (as defined below).
W	=	the Number Issuable on the Measurement Date.
O	=	the number of shares of Common Stock outstanding immediately prior to the Measurement Date (measured on a Fully Diluted Basis).
N	=	the number of shares of Common Stock issued (or deemed to be issued) in a Reduced-Price Issuance plus, as it relates to Equity Securities outstanding prior to the Reduced-Price Issuance, the increase in the number of shares of Common Stock on a Fully Diluted Basis (on an as-converted basis) as a result of the Reduced-Price Issuance.
R	=	the Reduced Price.
M	=	On the Measurement Date, (a) the closing price of a share of Common Stock as reported on NASDAQ or, if the Common Stock is not listed or quoted on NASDAQ on the Trading Day immediately preceding the Measurement Date, as reported on such other Eligible Market that is then the principal trading market for Common Stock, for the Trading Day immediately preceding the Measurement Date or (b) if the foregoing clause (a) is not applicable because the Common Stock is not listed or quoted on an Eligible Market, the Fair Market Value of a share of Common Stock .

Such adjustment shall become effective immediately after the consummation of such Reduced Price Issuance.

(ii)            In the event the Company shall at any time or from time to time after the Date of Issuance issue any Derivative Securities, other than in an Excluded Issuance, at a price per share (which shall be obtained by dividing (i) the sum of (x) the total amount, if any, received or receivable by the Company as consideration for the issuance of such Derivative Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Company upon the exercise, conversion or exchange of all such Derivative Securities, by (ii) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Derivative Securities) that is less than 92.5% of the 10-day VWAP of the Company’s Common Stock (determined as of the date of the public announcement of such issuance, or if there is no public announcement of such issuance prior to entering into a definitive agreement with respect to such issuance, the date of a binding agreement regarding such issuance), then the total number of shares of Common Stock issuable upon exercise, conversion or exchange of the total amount of such Derivative Securities shall be deemed to have been issued as of the date of issuance of such Derivative Securities (and thereafter shall be deemed to be outstanding for purposes of adjusting the number of shares of Common Stock issuable upon the valid exercise of a Warrant (the “Number Issuable”) pursuant to Section 5(d)(i)), at a price per share equal to the quotient obtained by dividing (i) the sum of (x) the total amount, if any, received or receivable by the Company as consideration for the issuance of such Derivative Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Company upon the exercise, conversion or exchange of all such Derivative Securities, by (ii) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Derivative Securities. No further adjustment of the Number Issuable shall be made upon the actual issuance of Common Stock upon exercise, conversion or exchange of such Derivative Securities for which adjustments of the Number Issuable have been made pursuant to this Section 5(d).

(iii)            Upon the expiration or termination of any unexercised, unconverted or unexchanged Equity Security (or portion thereof) for which any adjustment was made pursuant to this Section 5, the Number Issuable upon exercise of this Warrant shall forthwith be changed pursuant to the provisions of this Section 5 to the Number Issuable that would have been in effect at the time of such expiration or termination had such unexercised, unconverted or unexchanged Equity Security (or portion thereof), to the extent outstanding immediately prior to such expiration or termination, never been issued.

(iv)            Assumption and Organic Change.

(A)            Any assumption of the Company’s obligations under this paragraph shall be referred to herein as an “Assumption.” Unless otherwise provided in writing by the Holder, the Company shall not consummate any consolidation, merger, or any other similar transaction in which the Company is not the surviving entity or as a result of which the Company has a new Parent Entity, in each case, as a result of which shares of Common Stock are exchanged for or otherwise changed into (or shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or other securities of another entity (each, a “Successor Entity Transaction”) unless (A) each Person acquiring the Company’s assets or Common Stock (or Parent Entity thereof, as applicable) assumes in writing all of the obligations of the Company under this Warrant, the Second Tranche Warrants (as defined below), the Credit Agreement (but only as they relate to the Warrants or the Exercise Shares) and the Registration Rights Agreement in accordance with the provisions of this Section 5(d)(iv) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder prior to the consummation of such Successor Entity Transaction (such approval not to be unreasonably withheld, conditioned or delayed), including agreements to deliver to each Holder in exchange for its Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Warrants, that, among other things, (1) is exercisable for the appropriate number of shares of the Successor Entity’s capital stock (subject to the restrictions and limitations described in Sections 14 and 15 herein or any other restriction or limitation on exercise), (2) has an exercise price similar to the then-effective Exercise Price (taking into account any conversion or exchange ratio applicable to the Common Stock in the Major Transaction) and exercise price adjustment provisions similar to those in the Warrants; and (3) provides for registration rights similar to those provided by the Registration Rights Agreement and otherwise reasonably satisfactory to the Holder; and (B) the Successor Entity (including its Parent Entity) is a publicly traded corporation (or similar entity) whose common stock (or equivalent equity security) is quoted or listed for trading on an Eligible Market. For the avoidance of doubt, Holder’s reasonable satisfaction referred to in the immediately preceding sentence shall be constructed only to apply to confirmation that the warrant or other comparable security and registration rights agreement delivered to Holder upon an assumption hereunder shall conform to the requirements of this Section 5(b)(i) and this Section 5(b)(i) shall not be construed as granting consent or approval rights to Holder with respect to the terms of such transaction or to permit Holder to demand any additional consideration in respect of this Warrant other than provided herein, provided, that Holder may exercise such consent or approval rights as set forth in the A&R Affiliation Agreement (as defined below) or any shareholder or similar agreement that Holder has entered into with the Company that grants Holder such consent or approval rights. Upon the consummation of any Successor Entity Transaction with respect to which Holder shall have delivered an Assumption Election Notice, any Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Successor Entity Transaction, the provisions of this Warrant, the Second Tranche Warrants and the Registration Rights Agreement referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Successor Entity Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the Successor Entity Transaction, in lieu of shares of Common Stock (or other securities, cash, assets or other property) issuable upon the exercise of the Warrants prior to such Successor Entity Transaction, such shares of publicly traded common stock or equivalent equity securities of the Successor Entity, as adjusted in accordance with the provisions of this Warrant. The provisions of this Section shall apply similarly and equally to successive Successor Entity Transactions and shall be applied without regard to any limitations on the exercise of this Warrant.

(f)            Any recapitalization, reorganization, reclassification, consolidation, merger, or any other similar transaction, in each case, that is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to, or in exchange for, Common Stock, in each case, other than a Successor Entity Transaction, is referred to herein as an “Organic Change.” Without limiting the rights of the Holder under Section 5(a) or any other provision of this Warrant, unless otherwise provided in writing by the Holder, prior to the consummation of any Organic Change, the Company will make appropriate provision (pursuant to written agreements in form and substance reasonably satisfactory to the holders of a majority in interest of the Warrants and approved by the Holder prior to the consummation of such Organic Change (such approval not to be unreasonably withheld, conditioned or delayed)) to ensure that the Holder will thereafter have the right to acquire and receive, in lieu of the shares of Common Stock otherwise acquirable or receivable upon the exercise of this Warrant (subject to restrictions and limitations described in Sections 14 and 15 herein or any other restriction or limitation on exercise), such shares, securities and/or assets as would have been issued or payable in such Organic Change with respect to, or in exchange for, the number of shares of Common Stock which would have been acquirable or receivable upon the exercise of this Warrant immediately prior to such Organic Change (subject to the restrictions and limitations described in Sections 14 and 15 herein or any other restriction or limitation on exercise). In any such case, the Company will make appropriate provision (pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder prior to the consummation of such Organic Change (such approval not to be unreasonably withheld, conditioned or delayed)) with respect to the Holder’s rights and interests to ensure that the provisions of this Section will thereafter be applicable to this Warrant. Exercise Price Adjusted. As used in this Warrant, the term “Exercise Price” shall mean the purchase price per share specified in Section 3(a) of this Warrant, until the occurrence of an event stated in this Section 5 or otherwise set forth in this Warrant, and thereafter shall mean said price as adjusted from time to time in accordance with the provisions of this subsection 5. No adjustment made pursuant to any provision of this Section 5 shall have the net effect of increasing the Exercise Price in relation to the split adjusted and distribution adjusted price of the Common Stock.

(g)            Adjustments: Additional Shares, Securities or Assets. In the event that at any time, as a result of an adjustment made pursuant to this Section 5 or otherwise, the Holder shall, upon Exercise of this Warrant, become entitled to receive shares and/or other securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 5.

(h)            Notice of Adjustments. Whenever the Exercise Price and/or number or type of securities issuable upon Exercise is adjusted pursuant to the terms of this Warrant, the Company shall promptly deliver to the Holder a notice (an “Exercise Price Adjustment Notice”) setting forth the Exercise Price and/or number or type of securities issuable upon Exercise after such adjustment and setting forth a statement of the facts requiring such adjustment. The Company shall, upon the written request at any time of the Holder, furnish to the Holder a like Warrant setting forth (i) such adjustment or readjustment, (ii) the Exercise Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon Exercise of the Warrant. For purposes of clarification, whether or not the Company provides an Exercise Price Adjustment Notice pursuant to this Section 5(h), upon the occurrence of any event that leads to an adjustment of the Exercise Price, the Holder shall be entitled to receive a number of Exercise Shares based upon the new Exercise Price, as adjusted, for exercises occurring on or after the date of such adjustment, regardless of whether the Holder accurately refers to the adjusted Exercise Price in the Exercise Form.

(i)            Choice of Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Successor Entity Transaction or Organic Change, then Holder shall be given the same choice as to the type of consideration it receives upon any Exercise of this Warrant in connection with such Successor Entity Transaction or Organic Change.

6.            Fractional Interests.

No fractional shares or scrip representing fractional shares shall be issuable upon the Exercise of this Warrant, but on Exercise of this Warrant, the Holder may purchase only a whole number of shares of Common Stock. If, on Exercise of this Warrant, the Holder would be entitled to a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Exercise shall be the next higher whole number of shares.

7.            Reservation of Shares.

From and after the date hereof, the Company shall at all times reserve for issuance such number of authorized and unissued shares of Common Stock (or other securities substituted therefor as provided herein above) as shall be sufficient for the Exercise of this Warrant and payment of the Exercise Price, based on the actual number of shares of Common Stock issuable upon Exercise of this Warrant (without regard to the limitations and restrictions described in Sections 14 and 15 herein). If at any time the number of shares of Common Stock authorized and reserved for issuance is below the number of shares sufficient for the Exercise of this Warrant (a “Share Authorization Failure”), the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to authorize additional shares to meet the Company’s obligations under this Section 7, in the case of an insufficient number of authorized shares, and using its best efforts to obtain stockholder approval of an increase in such authorized number of shares. The Company also covenants and agrees to indemnify Holder for any economic benefit lost to Holder in the event of a Share Authorization Failure after Holder’s delivery of an Exercise Form to the Company in connection with the delay in Holder’s acquisition of the Exercise Shares. The Company also acknowledges and agrees that any delay caused by a Share Authorization Failure will not affect any rights Holder had under a shareholder or similar agreement with the Company prior to delivery of such Exercise Form that relate to Holder’s ownership interest in the Company. The Company also covenants and agrees that upon the Exercise of this Warrant, all shares of Common Stock issuable upon such Exercise shall be duly and validly issued, fully paid and nonassessable and not subject to preemptive rights, rights of first refusal or similar rights of any Person. The Company covenants and agrees that all shares of Common Stock issuable upon Exercise of this Warrant shall be approved for listing on NASDAQ, or, if that is not the principal trading market for the Common Stock, such principal market on which the Common Stock is traded or listed.

8.            Restrictions on Transfer.

(a)            Registration or Exemption Required. This Warrant has been issued in a transaction exempt from the registration requirements of the Securities Act by virtue of Regulation D and exempt from state registration or qualification under applicable state securities (or “blue sky”) laws. None of the Warrant, the Exercise Shares or Failure Payment Shares may be transferred, sold or assigned except pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act and applicable state laws, including Rule 144 under the Securities Act, Regulation S under the Securities Act, Section 4(a)(7) of the Securities Act or a so-called “4(a)(1) and a half” transaction.

(b)            Assignment. Subject to Section 8(a) and Section 8(c), the Holder may sell, transfer, assign, pledge, or otherwise dispose of this Warrant, in whole or in part. The Holder shall deliver a written notice to the Company, substantially in the form of the Assignment attached hereto as Exhibit B, indicating the Person or Persons to whom the Warrant shall be assigned and the respective number of warrants to be assigned to each assignee. Subject to the last two sentences of this paragraph, the Company shall effect the assignment within three Trading Days (the “Transfer Delivery Period”), and shall deliver to the assignee(s) designated by the Holder a Warrant or Warrants of like tenor and terms entitling the assignee(s) to purchase the appropriate number of shares. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant, and shall be enforceable by any such Holder. For avoidance of doubt, in the event the Holder notifies the Company that such sale or transfer is being effected pursuant to Section 4(a)(7) of the Securities Act or in a so called “4(a)(1) and half” transaction, the parties hereto agree that a legal opinion from outside counsel for the Holder delivered to counsel for the Company substantially in the form attached hereto as Exhibit C shall be the only requirement to satisfy an exemption from registration under the Securities Act to effectuate such transaction. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three Trading Days of the date on which the Holder delivers an Assignment form to the Company assigning this Warrant in full. Notwithstanding anything herein to the contrary, this Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Exercise Shares immediately upon effectiveness of such assignment without having a new Warrant issued.

(c)            Transfer Restrictions. Notwithstanding anything herein to the contrary, none of the Warrant, the Exercise Shares or Failure Payment Shares may be transferred, sold or assigned prior to November 30, 2024, except (i) to any other member of the Investor Group (provided that such member of the Investor Group to which any of the Warrant, the Exercise Shares or Failure Payment Shares are transferred, sold or assigned shall be subject to the restrictions set forth in this Section) or (ii) pursuant to a sale or an offer to purchase 100% of the outstanding Common Stock, whether pursuant to a merger, tender offer or otherwise, to a third party or group of third parties resulting in a Change of Control (as defined below) and approved by the Company’s board of directors, provided that, in the event that such a Change of Control is not completed, the Warrant, the Exercise Shares or Failure Payment Shares shall remain subject to the restrictions contained in this Section and title to Holder’s Warrant, the Exercise Shares and Failure Payment Shares shall remain with Holder. For the purposes of this Section, “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of the outstanding voting securities of the Company (or the surviving entity). For the avoidance of doubt, this Section 8(c) (i) shall not restrict the exercise of the Warrants and (ii) does not apply to any shares of Common Stock held by the Holder that are not Exercise Shares or Failure Payment Shares, including any shares of Common Stock purchased in the open market after the date hereof.

9.            Noncircumvention.

The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

10.            Events of Failure; Definition of Black-Scholes Value.

(a)            Definition.

The occurrence of each of the following shall be considered to be an “Event of Failure.”

(i)            A Delivery Failure occurs, where a “Delivery Failure” shall be deemed to have occurred if the Company fails to use reasonable best efforts to deliver Exercise Shares to the Holder within any applicable Delivery Period (other than due to the limitations contained in Section 14);

(ii)            A Legend Removal Failure occurs, where a “Legend Removal Failure” shall be deemed to have occurred if the Company fails to use reasonable best efforts to issue this Warrant and/or Exercise Shares without a restrictive legend, or fails to use reasonable best efforts to remove a restrictive legend, when and as required under Section 2(e) hereof;

(iii)            a Transfer Delivery Failure occurs, where a “Transfer Delivery Failure” shall be deemed to have occurred if the Company fails to use reasonable best efforts to deliver a Warrant within any applicable Transfer Delivery Period; and

(iv)            a Registration Failure (as defined below).

For purpose hereof, “Registration Failure” means that (A) the Company fails to file with the Commission on or before the Filing Deadline (as defined in the Registration Rights Agreement) any Registration Statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement, (B) the Company fails to use its reasonable best efforts to obtain effectiveness with the SEC, prior to the Registration Deadline (as defined in the Registration Rights Agreement), of any Registration Statement (as defined in the Registration Rights Agreement) that is required to be filed pursuant to Section 2(a) of the Registration Rights Agreement, or fails to use its reasonable best efforts to keep each such Registration Statement current and effective as required in Section 3 of the Registration Rights Agreement, (C) the Company fails to file any additional Registration Statement required to be filed pursuant to Section 2(a)(ii) of the Registration Rights Agreement on or before the Additional Filing Deadline (as such term is defined in the Registration Rights Agreement) or fails to use its reasonable best efforts to cause such additional Registration Statement to become effective on or before the Additional Registration Deadline (as such term is defined in the Registration Rights Agreement), (D) the Company fails to file any amendment to any Registration Statement, or any additional Registration Statement required to be filed pursuant to Section 3(b) of the Registration Rights Agreement within 20 days of the applicable Registration Trigger Date (as defined in the Registration Rights Agreement), or fails to use its reasonable best efforts to cause such amendment and/or new Registration Statement to become effective within 60 days of the applicable Registration Trigger Date, (E) any Registration Statement required to be filed under the Registration Rights Agreement, after its initial effectiveness and during the Registration Period (as defined in the Registration Rights Agreement), lapses in effect or sales of all of the Registrable Securities (as defined in the Registration Rights Agreement) cannot otherwise be made thereunder (whether by reason of the Company’s failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement, the Company’s failure to file and use its reasonable best efforts to obtain effectiveness with the Commission of an additional Registration Statement or amended Registration Statement required pursuant to Sections 2(a)(ii) or 3(b) of the Registration Rights Agreement, as applicable, or otherwise), or (F) the Company fails to provide a commercially reasonable written response to any comments to any Registration Statement submitted by the Commission within 25 days of the date that such SEC comments are received by the Company.

(b)            Failure Payments; Black-Scholes Determination. The Company understands that any Event of Failure (as defined above) could result in economic loss to the Holder. In the event that any Event of Failure occurs, as compensation to the Holder for such loss, the Company agrees to make payments (as partial liquidated damages and not as a penalty) to the Holder in an amount payable, at the Company’s option, either (i) in cash or (ii) in shares of Common Stock that are valued for these purposes at the VWAP on the date of such calculation (“Failure Payments”), in each case at a rate equal to 15% per annum (or the maximum rate permitted by applicable law, whichever is less) of the Black-Scholes Value (as determined below) of the remaining unexercised portion of this Warrant on the date of such Event of Failure (as recalculated on the first Trading Day of each month thereafter for as long as Failure Payments shall continue to accrue), which shall accrue daily from the date of such Event of Failure until the Event of Failure is cured, accruing daily and compounded monthly. For purposes of clarification, it is agreed and understood that Failure Payments shall continue to accrue following any Event of Default until the applicable Default Amount (as defined below) is paid in full. The Company shall satisfy any Failure Payments under this Section pursuant to Section 10(c) below. Failure Payments shall be in addition to any Shares that the Holder is entitled to receive upon Exercise of this Warrant.

(c)            Payment of Accrued Failure Payments. The Failure Payments and Failure Shares representing accrued Failure Payments for each Event of Failure shall be paid or issued and delivered, as the case may be, on or before the fifth Trading Day of each month following a month in which Failure Payments accrued. Nothing herein shall limit the Holder’s right to pursue actual damages (to the extent in excess of the Failure Payments) for the Company’s Event of Failure, and the Holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief). Notwithstanding the above, if a particular Event of Failure results in an Event of Default pursuant to Section 11 hereof, then the Failure Payments, for that Event of Failure only, shall be considered to have been satisfied upon payment to the Holder of an amount equal to the greater of (i) the Failure Payments, or (ii) the Default Amount, payable in accordance with Section 11.

(d)            Maximum Interest Rate. Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thereby refunded to the Company.

11.            Default.

(a)            Events Of Default. Each of the following events shall be considered to be an “Event of Default,” unless waived by the Holder:

(i)            Failure To Effect Registration. (A) With respect to all Registration Failures, a Registration Failure occurs and remains uncured for a period of more than 30 days (or 45 days in the case where the Company (1) has, by the Filing Deadline (as defined the Registration Rights Agreement) filed a Registration Statement (as defined in the Registration Rights Agreement) covering this Warrant and the number of shares required by the Registration Rights Agreement, and (2) has responded in writing to any comments to the Registration Statement that the Company has received from the Commission within 10 Trading Days of such receipt, and nevertheless the Commission has not declared effective a Registration Statement covering the this Warrant and the Warrant Shares by the Registration Deadline (as defined in the Registration Rights Agreement)), and such Registration Failure relates solely to the Company’s failure to have the Registration Statement declared effective by the Registration Deadline (as defined in the Registration Rights Agreement); and (B) with respect to a Registration Failure provided in clause (e) of the definition of “Registration Failure,” such Registration Failure occurs and remains uncured for a period of more than 30 days;

(ii)            Failure To Deliver Common Stock or Cash. A Delivery Failure (as defined above) occurs and remains uncured for a period of more than 20 days; or, at any time, the Company announces or states in writing that it will not honor its obligations to issue shares of Common Stock to the Holder upon Exercise by the Holder of the Exercise rights of the Holder in accordance with the terms of this Warrant;

(iii)            Legend Removal Failure. A Legend Removal Failure (as defined above) occurs and remains uncured for a period of 20 days;

(iv)            Transfer Delivery Failure. A Transfer Delivery Failure (as defined above) occurs and remains uncured for a period of 20 days; and

(b)            Mandatory Early Termination.

(i)            Mandatory Early Termination Amount; Cashless Default Exercise. The Company shall notify the Holder in writing within one Business Day of the occurrence of an Event of Default. If any Events of Default shall occur then, at the option of the Holder, exercisable through delivery of written notice to the Company (the “Default Notice”) the Holder may elect to either (x) continue its and the Company’s rights and obligations under this Warrant, (y) exercise this Warrant, at any time and from time to time, pursuant to a Cashless Default Exercise in accordance with Section 3(c) above, or (z) have the Company terminate the outstanding amount of this Warrant and pay to the Holder (a “Mandatory Early Termination”), in full satisfaction of its obligations hereunder by delivery of a notice to such effect to the Holder within two Trading Days following receipt of the Default Notice, an amount payable in cash (the “Mandatory Early Termination Amount” or the “Default Amount”) equal to the greater of (A) the Black-Scholes Value (as determined in accordance with Section 10(b)) of the remaining unexercised portion of this Warrant on the date of such Default Notice and (B) the Black-Scholes Value of the remaining unexercised portion of this Warrant on the Trading Day immediately preceding the date that the Mandatory Early Termination Amount is paid to the Holder.

The Mandatory Early Termination Amount shall be payable within five Trading Days following the date of the applicable Default Notice.

(ii)            Liquidated Damages. The parties hereto acknowledge and agree that the sums payable as Failure Payments or pursuant to a Mandatory Early Termination shall constitute partial liquidated damages and not penalties. The parties further acknowledge that (i) the amount of loss or damages likely to be incurred by the Holder is incapable or is difficult to precisely estimate, (ii) the amounts specified bear a reasonable proportion and are not plainly or grossly disproportionate to the probable loss likely to be incurred by the Holder, and (iii) the parties are sophisticated business parties and have been represented by sophisticated and able legal and financial counsel and negotiated this Agreement at arm’s length.

The Default Amount, together with all other amounts payable hereunder, shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

(c)            Posting Of Bond. In the event that any Event of Default occurs hereunder, the Company may not raise as a legal defense (in any Lawsuit, as defined below, or otherwise) or justification to such Event of Default any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, unless the Company has posted a surety bond (a “Surety Bond”) for the benefit of such Holder in the amount of 130% of the aggregate Surety Bond Value (as defined below) of all of the Holder’s Warrants (the “Bond Amount”), which Surety Bond shall remain in effect until the completion of litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent Holder obtains judgment.

For purposes hereof, a “Lawsuit” shall mean any lawsuit, arbitration or other dispute resolution filed by either party herein pertaining to any of this Warrant, the Second Tranche Warrants, the Credit Agreement, the Registration Rights Agreement or any other Loan Document (as defined in the Credit Agreement).

“Surety Bond Value,” for the Warrants shall mean 130% of the of the Black-Scholes Value of the remaining unexercised portion of this Warrant on the Trading Day preceding the date that such bond goes into effect.

(d)            Injunction and Posting of Bond. In the event that the Event of Default referred to in subsection (a) of this Section 11 pertains to the Company’s failure to deliver unlegended shares of Common Stock to Holder pursuant to an Exercise, legend removal request, or otherwise, the Company may not refuse such unlegended share delivery based on any claim that Holder or anyone associated or affiliated with Holder has been engaged in any violation of law, unless an injunction from a court, on prior notice to Holder, restraining and/or enjoining Exercise of all or part of this Warrant shall have been sought and obtained by the Company, and the Company has posted a Surety Bond for the benefit of Holder in the amount of the Bond Amount, which Surety Bond shall remain in effect until the completion of litigation of the dispute and the proceeds of which shall be payable to Holder to the extent Holder obtains judgment.

(e)            Remedies, Other Obligations, Breaches And Injunctive Relief. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, the Second Tranche Warrants, the Credit Agreement and the Registration Rights Agreement and any other Loan Document, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

12.            Holder’s Early Terminations. In the event that the Company does not deliver the applicable Default Amount or the Exercise Shares in respect of an election of a Cashless Default Exercise, as the case may be, to the Holder within the time period or as otherwise required pursuant to the terms hereof, at any time thereafter the Holder shall have the option, upon notice to the Company, in lieu of an election of a Cashless Default Exercise, as the case may be, to require the Company to promptly return to the Holder all or any portion of this Warrant that was submitted for election of a Cashless Default Exercise or Exercise, as the case may be. Upon the Company’s receipt of such notice, (x) the applicable election of a Cashless Default Exercise or Exercise, as the case may be, shall be null and void with respect to such applicable portion of this Warrant, (y) the Company shall immediately return this Warrant, or issue a new Warrant to the Holder representing the portion of this Warrant that was submitted for early termination or exercise and (z) the Exercise Price of this Warrant or such new Warrant shall be adjusted to the lesser of (A) the Exercise Price as in effect on the date on which the applicable early termination, default or exercise notice, as the case may be, is voided and (B) the lowest closing price for the Common Stock on the NASDAQ, or, if the NASDAQ is not the principal trading market for the Common Stock, the principal securities exchange or other securities market on which the Common Stock is then being traded, during the period beginning on and including the date on which the applicable early termination, default or exercise notice, as the case may be, is delivered to the Company and ending on and including the date on which the applicable early termination or exercise is voided. The Holder’s delivery of a notice voiding an early termination or exercise and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Failure Payments which have accrued prior to the date of such notice with respect to the Warrant subject to such notice.

13.            Benefits of this Warrant.

Nothing in this Warrant shall be construed to confer upon any person other than the Company and the Holder any legal or equitable right, remedy or claim under this Warrant, and this Warrant shall be for the sole and exclusive benefit of the Company and the Holder; provided, however, that AP Nebula Solar Holdings (DC), LLC, a Delaware limited liability company, is an express third party beneficiary, with right of enforcement, of the restrictions on assignment and transfer set forth in Section 8(c) and the restriction on amendments or modifications set forth in the last sentence of Section 21, and shall be entitled to legal and equitable remedies in the event of any breach of the terms thereof.

14.            Stockholder Approval.

Notwithstanding anything herein to the contrary, the Company shall not issue to the Holder, and the Holder may not acquire, a number of shares of Common Stock upon Exercise of this Warrant to the extent that, upon such Exercise, such number exceeds 19.99% of the number of shares of Common Stock outstanding as of the date hereof (the “19.99% Cap”), unless stockholder approval is obtained in accordance with the listing rules of NASDAQ and in accordance with the Company’s organizational documents (“Stockholder Approval”). The Company shall obtain Stockholder Approval by written consent as promptly as reasonably practical after the date hereof, which shall authorize the Exercise of such number of shares of Common Stock pursuant to this Warrant exceeding the 19.99% Cap, in addition to the issuance of additional warrants from the Company to Holder (the “Second Tranche Warrants”) and the shares of Common Stock exercisable under the Second Tranche Warrants (the “Second Tranche Warrant Shares”). If the Company does not obtain Stockholder Approval initially by written consent, then the Company shall call a stockholders’ meeting every three months thereafter to seek Stockholder Approval.

For the avoidance of doubt, the Holder may Exercise this Warrant immediately upon receipt of this Warrant and may acquire shares of Common Stock in an amount up to the 19.99% Cap.

15.            Information Statement.

As promptly as reasonably practicable after the date hereof, but in no event more than seven Business Days after the date hereof, the Company shall prepare and file with the Commission the Preliminary Information Statement, relating to the Stockholder Approval, which shall include that stockholders of the Company have voted in favor of the adoption and approval of all shares of Common Stock exceeding the 19.99% Cap subject to Stockholder Approval, the transactions contemplated herein, the issuance of the Second Tranche Warrants and the underlying Second Tranche Warrant Shares. The Company shall use commercially reasonable efforts to cause the Definitive Information Statement to be filed with the Commission and mailed to the Company stockholders as promptly as reasonably practicable after receipt of a no review decision or any comments from the staff of the Commission on the Preliminary Information Statement. No filing of, or amendment or supplement to, the Preliminary Information Statement or the Definitive Information Statement will be made by the Company without providing the Holder’s outside counsel at least two Business Days to review and comment reasonably and in good faith thereon. If any information relating to the Company, or any of its Affiliates, directors or officers, should be discovered by the Company that is required to be set forth in an amendment or supplement to the Definitive Information Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, the Company shall promptly notify the Holder’s outside counsel and an appropriate amendment or supplement describing such information shall be promptly filed with the Commission and, to the extent required by applicable Law, disseminated to the Company’s stockholders. The Company shall promptly notify the Holder’s outside counsel of the receipt of any and all comments from the Commission or the staff of the Commission and of any request by the Commission or the staff of the Commission for amendments or supplements to the Preliminary Information Statement or the Definitive Information Statement for additional information and shall supply the Holder’s outside counsel with copies of all written correspondence between the Company or any of its representatives, on the one hand, and the Commission or the staff of the Commission, on the other hand, with respect to the Preliminary Information Statement or the Definitive Information Statement. The Company shall use commercially reasonable efforts to respond to any and all comments from the Commission or the staff of the Commission and to any request by the Commission or the staff of the Commission for amendments or supplements to the Preliminary Information Statement or the Definitive Information Statement, as promptly as reasonably practicable. Any response to the Commission and any amendments or supplements to the Preliminary Information Statement or the Definitive Information Statement shall be subject to the approval of Holder’s outside counsel, which approval shall not be unreasonably withheld or delayed. The issuance of the shares of Common Stock exceeding the 19.99% Cap contemplated by the Stockholder Approval may not occur or become effective, as the case may be, prior to the end of the 20 calendar days’ waiting period after the Definitive Information Statement is sent to all holders of Common Stock as of the record date in accordance with Rule 14c-2(b) of the Exchange Act.

16.            Applicable Right to Maintain Percentage. Provided that the Holder of this Warrant is a member of the Investor Group (as such term is defined in the Amended and Restated Affiliation Agreement by and between the Company and Sol Holding, LLC, dated as of the date hereof and as may be amended from time to time (the “A&R Affiliation Agreement”)), from and after the date hereof until the earlier of the termination of this Agreement or the end of the Term of this Warrant, provisions relating to Investor Group’s Applicable Right to Maintain Percentage shall apply to the Holder with respect to any issuances of any Equity Securities issued by the Company after the date hereof, including New Equity Securities (as such term is defined in the A&R Affiliation Agreement).

17.            Governing Law.

This Agreement and all matters concerning the construction, validity, enforcement and interpretation hereof or otherwise relating hereto shall be governed by and construed in accordance with the internal laws of the State of New York. Each party agrees that all legal proceedings concerning the interpretation, enforcement or defense of the transactions contemplated by this Agreement or otherwise arising hereunder or relating hereto (whether brought against a party hereto or its respective affiliates, directors, officers, stockholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, borough of Manhattan. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. THE PARTIES HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, THIS AGREEMENT AND ANY TRANSACTIONS CONTEMPLATED. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then, in addition to the obligations of the Company under Section 17, the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

18.            Indemnification.

The Company agrees to indemnify and hold Holder and its directors, officers, stockholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls Holder (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, stockholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless against, any and all loss, liability, obligation, damage, claim, contingency, cost or expense, including all judgments, amount paid in settlements, court costs and reasonable attorneys’ fees and expenses of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Warrant, the Second Tranche Warrants, the Credit Agreement and the Registration Rights Agreement, (b) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser Party, with respect to any of the transactions contemplated by this Warrant, the Second Tranche Warrants, the Credit Agreement and the Registration Rights Agreement (unless such action is based upon a breach of such Purchaser Party’s representations, warranties or covenants under this Warrant, the Second Tranche Warrants, the Credit Agreement and the Registration Rights Agreement or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which is finally judicially determined to constitute fraud, gross negligence or willful misconduct), or (c) in connection with the Preliminary Information Statement, the Definitive Information Statement, and the Registration Statement, the Company will indemnify each Purchaser Party, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses, as incurred, arising out of or relating to (i) any untrue or alleged untrue statement of a material fact contained in such information statement, registration statement, any prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such Purchaser Party furnished in writing to the Company by such Purchaser Party expressly for use therein, or (ii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder in connection therewith. If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Warrant, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (x) the employment thereof has been specifically authorized by the Company in writing, (y) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (z) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Warrant (1) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (2) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Warrant, the Second Tranche Warrants, the Credit Agreement or the Registration Rights Agreement. The indemnification required by this Section 18 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company or others and any liabilities the Company may be subject to pursuant to law.

19.            Loss of Warrant.

Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

20.            Notice or Demands.

Except as otherwise provided herein, notices or demands pursuant to this Warrant, including, without limitation, an Exercise Form, shall be given in writing, (i) if delivered (a) from within the domestic United States, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid or electronic mail or (b) from outside the United States, by International Federal Express or electronic mail, and (ii) will be deemed given (a) if delivered by first-class registered or certified mail domestic, three Business Days after so mailed, (b) if delivered by nationally recognized overnight carrier, one Business Day after so mailed, (c) if delivered by International Federal Express, two Business Days after so mailed, and (d) at the time of transmission, if delivered by electronic mail to the email address specified in this Section 20 prior to 5:00 p.m. (New York time) on a Trading Day, and will be delivered and addressed as follows:

If to the Company:

SunPower Corporation

880 Harbour Way South, Suite 600

Richmond, CA 94804

Attention: Eileen Evan (Executive Vice President, Chief Legal Officer and Corporate Secretary)

Phone: (408) 240-5500

With copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Julian J. Seiguer, P.C.; Adam D. Larson, P.C.

If to the Holder, at such address or other contact information delivered by the Holder to Company or as is on the books and records of the Company.

21.            Amendment; Waiver.

This Warrant and all other Warrants outstanding as of the date of any required consent, amendment or waiver may be amended and provisions hereof may be waived and any other required approvals or consents obtained (including, without limitation, any approvals or consents required under Section 5(d)(iv)  above), only by written consent of the Company and holders of Warrants exercisable for a majority of the total number of Warrant Shares then issuable pursuant to all Warrants (the “Required Holders”). Any approval, consent, amendment or waiver effected in accordance with this Section 21 or otherwise effected pursuant to the terms of this Warrant shall be binding upon each holder of Warrants. Notwithstanding anything herein to the foregoing, prior to November 30, 2024, Section 8(c), Section 13 and this sentence shall not be amended, modified or waived, in whole or in part, without the prior written consent of AP Nebula Solar Holdings (DC), LLC, a Delaware limited liability company.

22.            Construction.

Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits are to Articles, Sections, Schedules or Exhibits contained in or attached to this Warrant, (b) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (c) the use of the word “including” in this Warrant shall be by way of example rather than limitation.

23.            Signatures.

An electronic signature (including a “.pdf” or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) to this Warrant shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such electronic (including “.pdf”) signature page were an original thereof. Notwithstanding the foregoing, the Company shall be obligated to deliver to the Holder an original signature to this Warrant. At the request of any party, each other party shall promptly re-execute an original form of this Warrant or any amendment hereto and deliver the same to the other party. No party hereto shall raise the use of an electronic signature to this Warrant or any amendment hereto or the fact that such signature was transmitted or communicated through the use of e-mail delivery as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned has executed this Warrant as of the 14th day of February, 2024.

SUNPOWER CORPORATION

By:	/s/ Elizabeth Eby
Print Name: Elizabeth Eby
Title: Executive Vice President, Chief Financial Officer and Authorized Officer

EXHIBIT A

EXERCISE FORM FOR WARRANT

TO: [ ]

CHECK THE APPLICABLE BOX:

☐         Cash Exercise or Cashless Exercise

The undersigned hereby irrevocably exercises Warrant Number ___________ (the “Warrant”) with respect to [___________] shares of Common Stock (the “Common Stock”) of SunPower Corporation, a Delaware corporation (the “Company”).

[IF APPLICABLE: The undersigned is delivering $___________ as payment of the Exercise Price.]

☐ This undersigned is exercising the Warrant with respect to [___________] shares of Common Stock pursuant to a Cashless Exercise, and makes payment of the Exercise Price with respect to such shares in full, all in accordance with the conditions and provisions of the Warrant applicable to such Cashless Exercise.

☐         Cashless Default Exercise

The undersigned hereby irrevocably exercises the Warrant pursuant to a Cashless Default Exercise, in accordance with the terms of the Warrant.

1.	The undersigned requests that any shares of Common Stock be issued free of any restrictive legend, if appropriate, and, if requested by the undersigned, a warrant representing any unexercised portion hereof be issued, pursuant to the Warrant in the name of the undersigned and delivered to the undersigned at the address set forth below.

2.	Capitalized terms used but not otherwise defined in this Exercise Form shall have the meaning ascribed thereto in the Warrant. Dated:

Signature

Print Name

Address

NOTICE

The signature to the foregoing Exercise Form must correspond to the name as written upon the face of the attached Warrant.

EXHIBIT B

ASSIGNMENT

(To be executed by the registered holder
desiring to transfer the Warrant)

FOR VALUE RECEIVED, the undersigned holder of the attached warrant (the “Warrant”) hereby sells, assigns and transfers unto the person or persons below named the right to purchase ___________ shares of the Common Stock of SunPower Corporation, a Delaware corporation, evidenced by the attached Warrant and does hereby irrevocably constitute and appoint ___________ attorney to transfer the said Warrant on the books of the Company, with full power of substitution in the premises.

Dated:

Signature

Fill in for new registration of Warrant:

Name

Address

Please print name and address of assignee
(including zip code number)

NOTICE

The signature to the foregoing Assignment must correspond to the name as written upon the face of the attached Warrant.

EXHIBIT C

FORM OF OPINION

___________, 20__

[___________]

Re: SunPower Corporation (the “Company”)

Dear Sir:

[___________] (“[___________]”) intends to transfer ___________ Warrants (the “Warrants”) of the Company to ___________ (“___________”) without registration under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, we have examined and relied upon the truth of representations contained in an Investor Representation Letter attached hereto and have examined such other documents and issues of law as we have deemed relevant.

Based on and subject to the foregoing, we are of the opinion that the transfer of the Warrants by ___________ to ___________ may be effected without registration under the Securities Act.

The foregoing opinion is furnished only to ___________ and may not be used, circulated, quoted or otherwise referred to or relied upon by you for any purposes other than the purpose for which furnished or by any other person for any purpose, without our prior written consent.

Very truly yours,

[FORM OF INVESTOR REPRESENTATION LETTER]

___________, 20__

[___________]

Gentlemen:

___________ (“___________”) has agreed to purchase ___________ Warrants (the “Warrants”) of SunPower Corporation, a Delaware corporation (the “Company”) from [___________] (“[___________]”). We understand that the Warrants are “restricted securities.” We represent and warrant that is a sophisticated institutional investor that would qualify as an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

___________ represents and warrants as of the date hereof as follows:

1.            That it is acquiring the Warrants and the shares of common stock, $0.001 par value per share underlying such Warrants (the “Exercise Shares”) solely for its account as principal and not with a view to or for sale or distribution of said Warrants or Exercise Shares or any part thereof in violation of the Securities Act. _____________ also represents that the entire legal and beneficial interests of the Warrants and Exercise Shares _________ is acquiring or being acquired for, and will be held for, its account only;

2.            That the Warrants and the Exercise Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. _____________ recognizes that the Company has no obligation to register the Warrants, or to comply with any exemption from such registration; or

3.            That neither the Warrants nor the Exercise Shares may be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met.

We acknowledge that the Company will place stop orders with respect to the Warrants and the Exercise Shares, and if a registration statement is not effective, the Exercise Shares shall bear the following restrictive legend:

“THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. THE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144 UNDER THE SECURITIES ACT, IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(a)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4(a)(1) AND A HALF SALE.” NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

“THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF ARE ENTITLED TO THE BENEFITS OF A REGISTRATION RIGHTS AGREEMENT DATED AS OF FEBRUARY 14, 2024, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING SECURITIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE COMPANY.”

At any time and from time to time after the date hereof, _________ shall, without further consideration, execute and deliver to [________] or the Company such other instruments or documents and shall take such other actions as they may reasonably request to carry out the transactions contemplated hereby.

Very truly yours,

Schedule 1

Black-Scholes Value

Calculation Under Section 10(b) or 11(b)
Remaining Term	Number of calendar days from, as applicable, (i) with respect to a calculation under Section 10(b), the date of the Event of Failure, (ii) with respect to a calculation under Section 11(b)(ii), the applicable date described in the definition of the term “Default Amount” in Section 11(b)(ii) and (iii) with respect to a calculation relating to Surety Bond Value, the Trading Day immediately preceding the date that such bond goes into effect, until the last date on which the Warrant may be exercised.

Interest Rate	A risk-free interest rate corresponding to the SOFR for a period equal to the remaining Term.*

Cost to Borrow	Zero

Volatility	The arithmetic mean of the historical volatility for the 10, 30 and 50 Trading Day periods ending on the date of such determination, obtained from the HVT or similar function on Bloomberg.

Stock Price	The VWAP on the date of such calculation.

Dividends	Zero.

Strike Price	Exercise Price as defined in section 3(a).

*If the SOFR shall cease to exist in substantially its current form, Holder shall be permitted to select an alternate interest rate that reasonably approximates the rate of interest per annum at which deposits of United States dollars in immediately available funds are offered by major financial institutions reasonably satisfactory to Holder in the New York interbank market (or a replacement interbank market reasonably determined by the Required Holders in consultation with the Company).

30